EXHIBIT 10.1

Offering for: Aurora Gold Corporation C/ Coresco AG Lev el 3 Gotthardstrasse 20 6304 Zug, Switzerland (The Customer)	Offering from: Lars Pearl Hofnerstrasse 13 6314 Unteraegeri Switzerland (The Provider)

Version: 1.0

Date: 1st April 2012

TABLE OF CONTENTS:

Section	Topic	Page number
1	Current Situation	2
2	Validity of Agreement	2
3	The Services	2
3.1	The provision of services	2
3.2	Variations	2
3.3	Term of service	2
3.4	Minimum term	2
4	Premises	2
5	Payments	2
5.1	Pricing	2
5.2	Invoices and payment	2
5.3	Payments for variations	2
5.4	VAT	2
6	Confidentiality	3
7	Termination of Agreement	3
8	Expenses	3
9	Contractual Contacts	3
10	Applicable law and place of jurisdiction	3

1. CURRENT SITUATION.

The current situation is that Aurora Gold Corporation (Customer) requires the services of Lars Pearl (Provider) to undertake CEO responsibilities.

2. VALADITY OF AGREEMENT.

This contract becomes valid and effective once signed and stays valid until one of the termination conditions in chapter 7, “Termination of agreement” are met.

3. THE SERVICES.

3.1. The provision of services.

The Provider will render the services in accordance with this Agreement exercising due care, skill and judgment in an efficient and professional manner and in accordance with accepted professional and business practices.

3.2. Variations to services.

The Customer may at any time request the Provider alter the services or request the Provider carry out any work of a character similar to the services as the customer considers reasonably necessary. These requests must be in writing. The Provider will seek to comply with any such request, provided the request is reasonably issued and is within the power of the Provider.

3.3 Term of service.

The Provider will be available from signing date of this agreement, unless otherwise stated.

3.4 Minimum Term

The agreement commences per chapter 3.3 and ends upon agreed terms. The Provider and Customer may not terminate this agreement prior to this date unless Force Majeure circumstances, not including personal incapacity, prevent rendering of services under this agreement.

4. PREMISES.

All work is to be performed at the customers address in Zug, Switzerland which is within the offices of Coresco AG. Coresco will allow the Provider to occupy an office complete with desk and any other equipment where appropriate at Coresco premises free of charge. The use of Coresco work places and/or resources will not result in or create any obligations for the Provider towards Coresco or any third parties. Work at any other locations has to be mutually agreed prior to undertaking.

5. PAYMENTS.

5.1 Pricing.

Monthly rate per professional month shall be determined at CHF 12,000.00, gross, per calendar month plus VAT if applicable starting from 1st April 2012.

5.2 Invoices and Payment.

The Customer will pay the Provider for rendering services. The Customer will make all payments to the Provider in accordance with the rates set out in chapter 5.1. The Provider must submit monthly invoices to the Customer and will do so via Coresco AG. The Customer will pay all correctly rendered invoices within 15days of receipt.

5.3 Payments for variations.

If the Customer requests the Provider in writing to alter or vary the Services, and the Provider has agreed to render those services, the amount payable by the Customer to the Provider for any variation carried out in accordance with such direction, will be as agreed by the parties.

5.4 VAT.

VAT will be added to all invoices rendered at the Swiss VAT prevailing rates at the time of invoice issue if applicable.

6. CONFIDENTIALITY.

All information will be kept confidential per a separate confidentiality agreement.

7. TERMINATION OF AGREEMENT.

This agreement may be mutually terminated without further liabilities. Termination is valid at the end of the calendar month following the month of mutual termination after both parties have agreed to it in written form. After this the rights and liabilities of both parties are void.

Either party may terminate this agreement with immediate effect, in the event that the other party:

-Commits any act of gross misconduct or any other breach of its material obligations under this agreement; or

-Becomes or is declared bankrupt or insolvent or enters into liquidation or is subject to any proceeding relating to its bankruptcy or insolvency, but without prejudice to any subsisting rights or either party against the other.

If the Customer terminates this agreement then a six month termination period starting at the end of the calendar month in which notice was given must be paid at that time, and all options and or warrants granted as per the Staff Option Scheme remain with the provider.

8. EXPENSES.

Expenses are included for travel to and for on-site work at Coresco in Zug, Switzerland.

For any other location of work other than Zug Switzerland, whether corporate or non-corporate sites on behalf of the Customer, all actual costs of business class travel and accommodation are covered by Aurora Gold Corporation.

9. CONTRACTUAL CONTACTS.

Lars Pearl:	Lars Pearl
13 Hofnerstrasse
6314 Unteraegeri
Switzerland
Mail: larspearl@yahoo.com.au
Mobile:+41 78 879 6966

Aurora Gold Corporation:	Aurora Gold Corporation
C/ Coresco AG
Level 3 Gotthardstrasse 20
6304 Zug, Switzerland

10. APPLICABLE LAW AND PLACE OF JURISDICTION.

The here noted general terms and conditions of the agreement are subject to Swiss Law. Place of jurisdiction is Zug, Switzerland.

Lars	Aurora Gold Corporation

Signature	Signature of Authorised Signatory
LARS PEARL	ROSS DOYLE

Name	Name
Zug 10th April